Exhibit 10.1
AMENDMENT NO. 2

TO

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO EXCHANGE AND REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of May 1, 2009, by and among ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Parent”), ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), and the Purchasers listed on the signature pages attached hereto (individually, a “Purchaser” and collectively “Purchasers”).

RECITALS

WHEREAS, on May 25, 2007, the Partnership, Parent and the Purchasers entered into that certain Exchange and Registration Rights Agreement dated as of May 25, 2007 (the “Original Agreement”), pursuant to which the Partnership agreed to provide certain rights for the benefit of the Purchasers ;

WHEREAS, the Partnership, Parent and the Purchasers amended the Original Agreement pursuant to the terms of that certain Amendment No. 1 to Exchange and Registration Rights Agreement dated as of October 6, 2008 (“Amendment No. 1”); and

WHEREAS, the Partnership, Parent and the Purchasers have agreed to further amend the Original Agreement and Amendment No. 1 as set forth in this Amendment;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

Section 1.                      Capitalized Terms.  Capitalized terms used in this Amendment shall have the meaning set forth in the Original Agreement as amended by Amendment No. 1 except as otherwise defined in this Amendment.

Section 2.                      Amendment of Original Agreement.  Pursuant to Section 11.7 of the Original Agreement, the Original Agreement is hereby amended as follows:

(a)           Section 1 of the Original Agreement is hereby amended as follows:

(1)           The definition of “AMEX” is hereby deleted in its entirety.

(2)           The definition of “IPO” is hereby amended to read, in its entirety, as follows:

“IPO” means the initial public offering of Common Units by the Partnership under the Securities Act that results in the Common

Units being listed for trading on the New York Stock Exchange, Nasdaq or NYSE AMEX or any affiliate of the New York Stock Exchange, Nasdaq or NYSE AMEX.

(3)           The definition of “Partnership Agreement” is hereby amended to read, in its entirety, as follows:

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 19, 2007.

(4)           The definition of “Stockholder Approval” is hereby amended to read, in its entirety, as follows:

“Stockholder Approval” means the approval by the holders of the requisite number of shares of Common Stock to the issuance of shares of Common Stock pursuant to the terms of this Agreement at a duly called meeting of the Stockholders in accordance with the rules of Nasdaq or such other securities exchange on which the Common Stock is then quoted or traded and all other Laws.

(5)           The following definitions are hereby added to Section 1 and shall read in their entirety as follows:

A.           “Election Date” shall have the meaning set forth in Section 3.3.

B.            “Nasdaq” means the Nasdaq Stock Market.

C.           “NYSE AMEX” means the NYSE AMEX, LLC.

(b)           Section 3.1 of the Original Agreement is hereby amended to read, in its entirety, as follows:

3.           Mechanics of Exchange.

3.1           Subject to the terms of this Section 3, if the IPO has not been consummated on or before 5:00 p.m. on June 30, 2009 (the “Trigger Date”), then beginning on the Business Day immediately following the Trigger Date (the “Initial Exchange Date”) and ending at the close of business on the Termination Date, each of the Purchasers shall have the right to exchange each of the Purchased Common Units into the Applicable Number of Exchange Shares.

(c)           Section 3.3 of the Original Agreement is hereby amended to read, in its entirety, as follows:

Beginning on the Business Day immediately following the date that Purchasers owning twenty percent (20%) of the Purchased Common Units have delivered written notice to the Partnership and Parent that they have elected to exchange Purchased Common Units for Common Stock (the “Election Date”), Parent shall take all action necessary to convene a meeting of its stockholders (the “Parent Stockholders”) to consider and vote upon the issuance of the aggregate number of shares of Common Stock issuable upon exchange of the Purchased Common Units for shares of Common Stock pursuant to this Agreement in excess of the Initial Exchange Shares as soon as practicable, but in any event not later than 60 days after the Election Date (the “Stockholders’ Meeting”).  Except as provided in this Section 3.3, the board of directors of Parent shall, in connection with such meeting, recommend approval of the issuance of shares of Common Stock in excess of the Initial Exchange Shares and take all other lawful action to solicit the approval of the issuance of shares of Common Stock in excess of the Initial Exchange Shares by the Parent Stockholders; provided, however, that the board of directors of Parent shall not be required to recommend such approval if it advised by counsel that such recommendation would violate its fiduciary duties to Parent’s stockholders under applicable Law.

(d)           Section 3.5 of the Original Agreement is hereby amended to read, in its entirety, as follows:

Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of Stockholder Approval, in no event shall the total number of Exchange Shares that Parent  shall be required to issue pursuant to this Agreement exceed the maximum number of shares of Common Stock that Parent can issue without Stockholder Approval pursuant to any rule of Nasdaq or any other national exchange on which Parent’s Common Stock is then quoted or traded, subject to equitable adjustments from time to time for stock-splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement.

(e)           Section 7.1(a) of the Original Agreement is hereby amended to read, in its entirety, as follows:

subject to receipt of necessary information from the Purchasers after prompt request from Parent to the Purchasers to provide such information, no later than the 30th day following the Election Date (the “Filing Date”), prepare and file with the Commission a registration statement on Form S-3 or such other successor form (except that if Parent is not then eligible to register for resale the Exchange Shares on Form S-3, in which case such registration shall be on Form S-1 or any successor form) (a “Registration Statement”) to enable the resale of the Exchange Shares, by the Purchasers or their transferees from time to time over the Nasdaq or any other national exchange on which Parent’s Common Stock is then quoted or traded, or in privately-negotiated transactions.  No Purchaser may include any Exchange Shares in the Registration Statement pursuant to this Agreement unless such Purchaser furnishes to Parent in writing within ten (10) business days after receipt of request therefor, such requested information;

(f)           Section 7.1(b) of the Original Agreement is hereby amended to read, in its entirety, as follows:

use its commercially reasonable efforts, subject to receipt of necessary information from the Purchasers after prompt request from Parent to the Purchasers to provide such information, to cause the Registration Statement to become effective prior to the 120th day following the Election Date; provided, however, that if Parent has filed the Registration Statement by the Filing Date and the Commission has not declared the Registration Statement effective prior to the date that is specified in Rule 3-12 of Regulation S-X promulgated by the Commission, then the time period for becoming effective shall be extended to the 180th day following the Election Date (the “Effectiveness Date”);

(g)           Section 7.2 is hereby amended to read, in its entirety, as follows:

Parent and the Purchasers agree that the Purchasers will suffer damages if the Registration Statement is not declared effective on or prior to Effectiveness Date.  Parent and the Purchasers further agree that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if the Registration Statement is not declared effective on or prior to the Effectiveness Date, Parent shall pay as Liquidated Damages, and not as a penalty, 1% of (i) the Purchase Price multiplied by (ii) the number of Exchange Shares held by such Purchaser (such product being the “Liquidated Damages Amount”) per thirty (30) day period (which shall be pro rated for such periods less than thirty (30) days) until the Registration Statement is declared effective.  The Liquidated Damages Amount will be paid in cash, unless Parent certifies that such cash payment would result in a breach under its credit facilities or other documents evidencing indebtedness, then Parent may pay the Liquidated Damages Amount in kind in the form of additional Common Stock.  The determination of the number of shares of Common Stock to be issued as the Liquidated Damages Amount shall be equal to the Liquidated Damages Amount divided by the lesser of (i) the Purchase Price per share; and (ii) the closing price of Parent’s Common Stock on the Nasdaq or any other national exchange on which Parent’s Common Stock is then quoted or traded on the date on which the Liquidated Damages payment is due.

In no event shall Parent be required to issue fractional shares pursuant to the terms of this Section 7.2 and all fractional shares shall be rounded down to the next lowest number of whole shares.  The parties agree that the amounts set forth in this Section 7.2 represent a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of damages that will be incurred by the Purchasers if the Registration Statement is not declared effective on or prior to the Effectiveness Date.  Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the total number of Exchange Shares that Parent shall be required to issue pursuant to this Agreement exceed the maximum number of shares of Common Stock that Parent can issue without Stockholder Approval pursuant to any rule of Nasdaq, or any other national exchange on which Parent’s Common Stock is then quoted or traded, subject to equitable adjustments from time to time for stock-splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement.

Section 3.                      Section 3 of Amendment No. 1 is hereby amended to read in its entirety, as follows:

Section 3.                      Payment.  In consideration of each of the Purchaser’s agreement to amend the Original Agreement and the Registration Rights Agreement, the Partnership hereby agrees to pay to each of the Purchasers who has executed and delivered this Amendment an amount equal to $0.0625 per Common Unit in cash within 45 days following the end of each Quarter (as defined in the Partnership Agreement) commencing with the Quarter ending December 31, 2008 and ending on the earlier to occur of (i) the date of the consummation of the IPO, (ii) the date that the Partnership is first obligated to pay Liquidated Damages or Shelf Liquidated Damages (each as defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement, (iii) June 30, 2009, (iv) the dissolution and liquidation of the Partnership, and (v) the date of the receipt of Stockholder Approval; provided, however, that if the Partnership certifies that it is unable to pay the amount set forth in this Section 3 in cash because such payment would result in a breach under any of the Partnership’s or its subsidiaries’ credit facilities, then the Partnership may pay all amounts payable under this Section 3 in kind in the form of the issuance of additional Common Units.  The determination of the number of Common Units to be issued under this Section 3 shall be equal to the amount of the payment divided by the lesser of (i) market value of each Common Unit at the time the payment is paid or (ii) $16.66 (subject to appropriate adjustments for any subdivision or combination of Registrable Securities after the date hereof).  For any partial Quarter, the amount of the payment set forth in this Section 3 shall be equal to the product of (x) $0.0625 per Common Unit times (y) a fraction, the numerator of which is the number of calendar days in the period commencing on the first calendar day of the Quarter and ending on the calendar day that the right to receive the payment provided in this Section 3 terminates and the denominator of which is the number of calendar days in the Quarter.

Section 4.                      Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.  In the event that this Amendment is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

    Section 5.                      Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    Section 6.                      Governing Law.  The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

    Section 7.                      Original Agreement.  Except as expressly amended by this Amendment, the Original Agreement as amended by Amendment No. 1 and Amendment No. 1 shall remain in full force and effect and all of the terms of the Original Agreement as amended by Amendment No. 1 and Amendment No. 1 are hereby incorporated into this Amendment.

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